Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Q4 Results at high end of guidance; Record semiconductor revenue in 2015

HAYWARD, Calif., February 23, 2016 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries, today reported its financial results for the fourth quarter and fiscal year ended December 25, 2015.

Fourth Quarter Results

Total revenue for the fourth quarter of 2015 was $103.4 million, a decrease of 15.8% compared to the third quarter of 2015 and a decrease of 13.8% compared to the same period a year ago. Semiconductor revenue was 93.9% of total revenue for the fourth quarter of 2015 compared to 92.0% in previous quarter, and 85.1% in the same period a year ago. Revenue outside the U.S. was 38.4% for the fourth quarter of 2015 compared to 35.6% in the previous quarter, and 29.9% in the four quarter of fiscal 2014. Gross margin for the fourth quarter of 2015 was 12.9%, compared to 15.4% for the previous quarter and 15.3% for the same period a year ago. During the fourth quarter, the Company recorded a non-cash charge of $13.9 million for a valuation allowance on its deferred tax assets related to its net operating loss carryforwards.

Net loss for the fourth quarter of fiscal 2015 was $15.8 million, or $0.49 per share (basic and diluted) compared to net income of $1.7 million, or $0.05 per share (basic and diluted), in the previous quarter and net income of $3.5 million, or $0.12 per share (basic and diluted), for the same period a year ago. Excluding the non-cash charge of $13.9 million for the valuation allowance, pre-tax charges of $2.2 million for intangible asset amortization costs and $0.6 million of costs related to severance payments and the closure of one of the Company’s U.S. facilities, the Company would have reported a loss of $0.4 million, or $0.01 per diluted share for the fourth quarter of 2015.

Cash and cash equivalents at the end of the fourth quarter of fiscal year 2015 were $50.1 million, a decrease of $9.7 million from the previous quarter. Outstanding debt was $75.5 million at the end of the fourth quarter of fiscal year 2015, a decrease of $1.4 million from the previous quarter.

“Overall, 2015 was a very productive year as we achieved record semiconductor revenue and began to lay the foundation for future growth,” said Jim Scholhamer, UCT’s Chief Executive Officer. “We successfully completed two significant acquisitions that expanded our capabilities, invested strategically in areas outside of our core business, strengthened our team, and optimized our worldwide footprint. With these accomplishments we believe we are setting the stage to outperform the broader semiconductor capital equipment market as the industry begins to recover.”

Fiscal Year 2015 Results

For fiscal year 2015 revenue was $469.1 million or a decline of 8.7% from fiscal year 2014. Semiconductor revenue was 92.4% of total revenue for fiscal year 2015 and 82.4% for fiscal 2014. Revenue outside the U.S. was 34.5% of total revenue in fiscal year 2015 compared to 29.6% in fiscal 2014.

Gross margin for fiscal year 2015 was 15.1% compared to 14.2% for fiscal year 2014.

Net loss for fiscal 2015 was $10.7 million, or $0.34 per share (basic and diluted), compared to net income of $11.4 million, or $0.38 per share (diluted) and $0.39 per share (basic), for fiscal year 2014. Excluding the non-cash charge of $13.9 million for the valuation allowance, pre-tax charges of $6.2 million for intangible asset amortization costs, $0.6 million of costs related to the acquisitions of Marchi and Miconex and $3.0 million of costs related to severance payments and the closure of one of the Company’s U.S. facilities, the Company would have reported net income of $10.2 million, or $0.32 per share (diluted) for fiscal year 2015. Net income for fiscal year 2014 included pre-tax charges of $4.9 million for intangible asset amortization costs. Excluding these charges, the Company would have reported net income of $15.3 million, or $0.51 per share (diluted) for fiscal 2014.

First Quarter 2016 Outlook

The Company expects revenue to be in the range between $108.0 million to $113.0 million and diluted net income (loss) per share in the range of $(0.02) to $0.01 based on an effective tax rate of 28.0%. Excluding intangible asset amortization costs of $1.4 million, the Company expects diluted income per share to be in the range of $0.01 to $0.04.

Conference Call

UCT will conduct a conference call today, Tuesday, February 23, 2016, beginning at 1:45 p.m. PDT.

The call-in number is (888) 561-5097 (domestic) and (706) 679-7569 (international). A replay of the conference will be available for fourteen days following the call at (855) 859-2056 (domestic) and (404) 537-3406 (international). The confirmation number for live broadcast and replay is 23022728 (all callers).

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical systems and subsystems for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean’s customers are primarily original equipment manufacturers for the semiconductor capital equipment, flat panel, medical, energy and research industries. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates,", “projection”, “forecast”, "believes," "plan," "expect," "future,"' "intends," "may," "will," "estimates," "predicts," and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations with respect to first quarter 2016 revenue and earnings per share and our forecasted tax rate for the first quarter of fiscal 2016. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 26, 2014 and our quarterly report on Form 10-Q for the quarter ended September 25, 2015, each as filed with the Securities and Exchange Commission. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 25, 2015. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.

Contact:

Ultra Clean Holdings, Inc.

Casey Eichler

CFO

510/576-4704

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in thousands, except per share data)

	Three months ended		Twelve months ended
	December 25, 2015	December 26, 2014	December 25, 2015	December 26, 2014

Sales	$103,420	$120,015	$469,103	$513,957
Cost of goods sold	90,079	101,652	398,073	440,824
Gross profit	13,341	18,363	71,030	73,133

Operating expenses:
Research and development	2,259	1,696	9,578	7,067
Sales and marketing	3,005	2,686	11,499	10,432
General and administrative	11,391	9,055	44,112	37,450
Total operating expenses	16,655	13,437	65,189	54,949
Income (loss) from operations	(3,314)	4,926	5,841	18,184
Interest and other income (expense), net	(163)	(334)	(2,234)	(1,854)
Income (loss) before provision for income taxes	(3,477)	4,592	3,607	16,330
Income tax provision	12,311	1,060	14,339	4,973
Net income (loss)	$(15,788)	$3,532	$(10,732)	$11,357

Net income (loss) per share:
Basic	$(0.49)	$0.12	$(0.34)	$0.39
Diluted	$(0.49)	$0.12	$(0.34)	$0.38
Shares used in computing net income (loss) per share:
Basic	32,212	29,498	31,564	29,301
Diluted	32,212	29,944	31,564	29,936

ULTRA CLEAN HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in thousands)

	December 25, 2015	December 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$50,103	$78,997
Accounts receivable, net of allowance	59,148	61,817
Inventory	72,716	56,850
Other current assets	8,172	10,783
Total current assets	190,139	208,447

Equipment and leasehold improvements, net	17,267	10,841
Goodwill	85,248	55,918
Purchased intangibles, net	42,782	16,824
Other non-current assets	717	4,112
Total assets	$336,153	$296,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$12,744	$9,541
Accounts payable	39,660	48,944
Other current liabilities	12,307	7,683
Total current liabilities	64,711	66,168

Bank borrowings, net of current portion	62,795	38,614
Other long-term liabilities	7,704	2,808
Total liabilities	135,210	107,590

Stockholders’ equity:
Common stock	172,975	149,834
Retained earnings	27,986	38,718
Accumulated other comprehensive loss	(18)	—
Total stockholders’ equity	200,943	188,552
Total liabilities and stockholders’ equity	$336,153	$296,142